Exhibit 99.1

Air Lease Corporation Announces Second Quarter 2024 Results
Los Angeles, California, August 1, 2024 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and six months ended June 30, 2024.
“We continue to feel the effects of ongoing delays from the aircraft and engine manufacturers. We remain confident and optimistic about the value of our fleet, as seen through our aircraft sales initiatives. There is significant value in our orderbook based on our view of long-term aircraft demand and fundamental passenger traffic trends,” said John L. Plueger, Chief Executive Officer and President, and Steven F. Udvar-Házy, Executive Chairman of the Board.

Second Quarter 2024 Results
The following table summarizes our operating results for the three and six months ended June 30, 2024 and 2023 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	$ change	% change	2024	2023	$ change	% change
Revenues	$667.3	$672.9	$(5.6)	(0.8)%	$1,330.6	$1,309.0	$21.6	1.7%
Operating expenses	(539.5)	(509.0)	(30.5)	6.0%	(1,067.5)	(986.8)	(80.7)	8.2%
Income before taxes	127.7	164.0	(36.3)	(22.1)%	263.1	322.2	(59.1)	(18.3)%
Net income attributable to common stockholders	$90.4	$122.0	$(31.6)	(25.9)%	$187.9	$240.3	$(52.4)	(21.8)%
Diluted earnings per share	$0.81	$1.10	$(0.29)	(26.4)%	$1.68	$2.16	$(0.48)	(22.2)%
Adjusted net income before income taxes(1)	$137.4	$175.9	$(38.5)	(21.9)%	$283.6	$342.7	$(59.1)	(17.2)%
Adjusted diluted earnings per share before income taxes(1)	$1.23	$1.58	$(0.35)	(22.2)%	$2.54	$3.08	$(0.54)	(17.5)%

Key Financial Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Pre-tax margin	19.1%	24.4%	19.8%	24.6%
Adjusted pre-tax margin(1)	20.6%	26.1%	21.3%	26.2%
Pre-tax return on common equity (trailing twelve months)	10.4%	10.3%	10.4%	10.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	10.8%	11.2%	10.8%	11.2%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the second quarter, we took delivery of 13 aircraft from our orderbook, representing approximately $940 million in aircraft investments, ending the period with 474 aircraft in our owned fleet and approximately $31 billion in total assets. Our aircraft investments for the quarter were lower than the $1.5 billion we expected due to ongoing manufacturing delays.
•Sold 11 aircraft during the second quarter for approximately $530 million in sales proceeds. During the 12 months ended June 30, 2024, we sold $1.5 billion in aircraft by net book value for sales proceeds of $1.7 billion.
•We have approximately $1.5 billion of aircraft in our sales pipeline1, which includes $609 million in flight equipment held for sale as of June 30, 2024 and $896 million of aircraft subject to letters of intent.
•We have placed 100% and 96% of our committed orderbook on long-term leases for aircraft delivering through the end of 2025 and 2026, respectively, and have placed approximately 64% of our entire orderbook delivering through 2029.
•We ended the quarter with $30.0 billion in committed minimum future rental payments consisting of $16.5 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.5 billion in minimum future rental payments related to aircraft which will deliver during the last six months of 2024 through 2028.
•During the second quarter, we issued $600.0 million in aggregate principal amount of 5.30% Medium-Term Notes due 2026 and $600.0 million in aggregate principal amount of 5.20% Medium-Term Notes due 2031.
•On July 31, 2024, our board of directors declared a quarterly cash dividend of $0.21 per share on our outstanding Class A common stock. The next quarterly dividend of $0.21 per share will be paid on October 9, 2024 to holders of record of our Class A common stock as of September 6, 2024.

Financial Overview
Our rental revenues for the three months ended June 30, 2024 decreased by 0.4%, to $610 million, as compared to the three months ended June 30, 2023. Despite the growth of our fleet, our rental revenues decreased as compared to the prior period in part due to the sales of older aircraft with higher lease yields, and the purchases of new aircraft, with lower initial lease yields. In addition, we also experienced a decline in end of lease revenue of approximately $13 million, as compared to the prior period primarily due to fewer aircraft returns during the three months ended June 30, 2024.

Our aircraft sales, trading and other revenues for the three months ended June 30, 2024, decreased by 6%, to $58 million, as compared to the three months ended June 30, 2023 primarily driven by reduced gains from aircraft sales. We recorded $40 million in gains from the sale of 11 aircraft for the three months ended June 30, 2024, compared to $45 million in gains from the sale of eight aircraft for the three months ended June 30, 2023.

Our net income attributable to common stockholders for the three months ended June 30, 2024, was $90 million, or $0.81 per diluted share, as compared to $122 million, or $1.10 per diluted share, for the three months ended June 30, 2023. The decrease from the prior year period is primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, as well as the decline in our revenues, as discussed above.

Adjusted net income before income taxes during the three months ended June 30, 2024, was $137 million, or $1.23 per adjusted diluted share, as compared to $176 million, or $1.58 per adjusted diluted share, for the three months ended June 30, 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, as well as the decline in our revenues as discussed above.

1 Aircraft in our sales pipeline is as of June 30, 2024, adjusted for letters of intent signed through August 1, 2024.

Flight Equipment Portfolio
As of June 30, 2024, the net book value of our fleet increased to $26.8 billion, compared to $26.2 billion as of December 31, 2023. As of June 30, 2024, we owned 474 aircraft in our aircraft portfolio, comprised of 354 narrowbody aircraft and 120 widebody aircraft, and we managed 67 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of June 30, 2024 was 4.7 years and 6.9 years, respectively. We had a globally diversified customer base comprised of 118 airlines in 59 countries as of June 30, 2024.

The following table summarizes the key portfolio metrics of our fleet as of June 30, 2024 and December 31, 2023:

	June 30, 2024		December 31, 2023
Net book value of flight equipment subject to operating lease	$26.8	billion	$26.2	billion
Weighted-average fleet age(1)	4.7 years		4.6 years
Weighted-average remaining lease term(1)	6.9 years		7.0 years

Owned fleet(2)	474		463
Managed fleet	67		78
Aircraft on order	307		334
Total	848		875

Current fleet contracted rentals	$16.5	billion	$16.4	billion
Committed fleet rentals	$13.5	billion	$14.6	billion
Total committed rentals	$30.0	billion	$31.0	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of June 30, 2024 and December 31, 2023, our owned fleet count included 18 and 14 aircraft classified as flight equipment held for sale, respectively, and 13 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	June 30, 2024	December 31, 2023
Region	% of Net Book Value	% of Net Book Value
Europe	40.6%	37.7%
Asia Pacific	36.5%	39.8%
Central America, South America, and Mexico	9.5%	9.0%
The Middle East and Africa	7.6%	7.9%
U.S. and Canada	5.8%	5.6%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	June 30, 2024		December 31, 2023
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	4	0.8%	2	0.4%
Airbus A220-300	15	3.2%	13	2.8%
Airbus A319-100	1	0.2%	1	0.2%
Airbus A320-200	27	5.7%	28	6.0%
Airbus A320-200neo	23	4.9%	25	5.4%
Airbus A321-200	22	4.6%	23	5.0%
Airbus A321-200neo	104	21.9%	95	20.6%
Airbus A330-200(1)	13	2.7%	13	2.8%
Airbus A330-300	5	1.1%	5	1.1%
Airbus A330-900neo	23	4.9%	23	5.0%
Airbus A350-900	15	3.2%	14	3.0%
Airbus A350-1000	8	1.7%	7	1.5%
Boeing 737-700	3	0.6%	3	0.6%
Boeing 737-800	67	14.1%	73	15.8%
Boeing 737-8 MAX	57	12.0%	52	11.2%
Boeing 737-9 MAX	30	6.3%	29	6.3%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	5.1%	24	5.2%
Boeing 787-9	25	5.3%	25	5.4%
Boeing 787-10	6	1.3%	6	1.3%
Embraer E190	1	0.2%	1	0.2%
Total(2)	474	100.0%	463	100.0%

(1) As of June 30, 2024 and December 31, 2023, aircraft count includes two Airbus A330-200 aircraft classified as freighters.
(2) As of June 30, 2024 and December 31, 2023, our owned fleet count included 18 and 14 aircraft classified as flight equipment held for sale, respectively, and 13 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the second quarter of 2024 with total debt financing, net of discounts and issuance costs, of $19.7 billion. As of June 30, 2024, 88.3% of our total debt financing was at a fixed rate and 98.5% was unsecured. As of June 30, 2024, our composite cost of funds was 3.99%. We ended the quarter with total liquidity of $8.2 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	June 30, 2024	December 31, 2023
Unsecured
Senior unsecured securities	$17,493	$16,330
Term financings	2,004	1,628
Revolving credit facility	90	1,100
Total unsecured debt financing	19,587	19,058
Secured
Export credit financing	197	205
Term financings	94	101
Total secured debt financing	291	306

Total debt financing	19,878	19,364
Less: Debt discounts and issuance costs	(199)	(181)
Debt financing, net of discounts and issuance costs	$19,679	$19,183
Selected interest rates and ratios:
Composite interest rate(1)(2)	3.99%	3.77%
Composite interest rate on fixed-rate debt(1)	3.63%	3.26%
Percentage of total debt at a fixed-rate	88.34%	84.71%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.
(2) Our composite interest rate as of March 31, 2024 was 4.03%.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on August 1, 2024 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2024.
Investors can participate in the conference call by dialing 1 (888) 596-4144 domestic or 1 (646) 968-2525 international. The passcode for the call is 5952437.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning on August 1, 2024 until 11:59 PM ET on August 8, 2024. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 5952437.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our access to the capital and debt markets, the impact of aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing flaws and technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Cash and cash equivalents	$454,123	$460,870
Restricted cash	1,533	3,622
Flight equipment subject to operating leases	32,643,461	31,787,241
Less accumulated depreciation	(5,854,095)	(5,556,033)
	26,789,366	26,231,208
Deposits on flight equipment purchases	1,131,899	1,203,068
Other assets	2,641,456	2,553,484
Total assets	$31,018,377	$30,452,252
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$916,998	$1,164,140
Debt financing, net of discounts and issuance costs	19,679,063	19,182,657
Security deposits and maintenance reserves on flight equipment leases	1,654,107	1,519,719
Rentals received in advance	128,992	143,861
Deferred tax liability	1,331,971	1,281,837
Total liabilities	$23,711,131	$23,292,214
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,376,884 and 111,027,252 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1,114	1,110
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,294,959	3,287,234
Retained earnings	4,010,916	3,869,813
Accumulated other comprehensive income	151	1,775
Total shareholders’ equity	$7,307,246	$7,160,038
Total liabilities and shareholders’ equity	$31,018,377	$30,452,252

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)
Revenues
Rental of flight equipment	$609,505	$611,733	$1,223,834	$1,229,506
Aircraft sales, trading and other	57,783	61,171	106,764	79,540
Total revenues	667,288	672,904	1,330,598	1,309,046

Expenses
Interest	190,004	172,174	371,599	323,786
Amortization of debt discounts and issuance costs	13,292	13,646	26,401	26,719
Interest expense	203,296	185,820	398,000	350,505

Depreciation of flight equipment	281,982	268,586	559,242	528,266
Selling, general and administrative	45,432	45,832	93,175	93,447
Stock-based compensation expense	8,837	8,715	17,112	14,611
Total expenses	539,547	508,953	1,067,529	986,829
Income before taxes	127,741	163,951	263,069	322,217
Income tax expense	(24,795)	(31,550)	(52,257)	(61,096)
Net income	$102,946	$132,401	$210,812	$261,121
Preferred stock dividends	(12,508)	(10,425)	(22,933)	(20,850)
Net income attributable to common stockholders	$90,438	$121,976	$187,879	$240,271

Earnings per share of common stock:
Basic	$0.81	$1.10	$1.69	$2.16
Diluted	$0.81	$1.10	$1.68	$2.16
Weighted-average shares of common stock outstanding
Basic	111,372,434	111,021,133	111,273,514	110,982,557
Diluted	111,740,821	111,239,004	111,712,719	111,307,049

Other financial data
Pre-tax margin	19.1%	24.4%	19.8%	24.6%
Pre-tax return on common equity (trailing twelve months)	10.4%	10.3%	10.4%	10.3%
Adjusted net income before income taxes(1)	$137,362	$175,887	$283,649	$342,697
Adjusted diluted earnings per share before income taxes(1)	$1.23	$1.58	$2.54	$3.08
Adjusted pre-tax margin(1)	20.6%	26.1%	21.3%	26.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	10.8%	11.2%	10.8%	11.2%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$90,438	$121,976	$187,879	$240,271
Amortization of debt discounts and issuance costs	13,292	13,646	26,401	26,719
Stock-based compensation expense	8,837	8,715	17,112	14,611
Income tax expense	24,795	31,550	52,257	61,096
Adjusted net income before income taxes	$137,362	$175,887	$283,649	$342,697

Denominator for adjusted pre-tax margin:
Total revenues	$667,288	$672,904	$1,330,598	$1,309,046
Adjusted pre-tax margin(a)	20.6%	26.1%	21.3%	26.2%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues
The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$90,438	$121,976	$187,879	$240,271
Amortization of debt discounts and issuance costs	13,292	13,646	26,401	26,719
Stock-based compensation expense	8,837	8,715	17,112	14,611
Income tax expense	24,795	31,550	52,257	61,096
Adjusted net income before income taxes	$137,362	$175,887	$283,649	$342,697

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,740,821	111,239,004	111,712,719	111,307,049
Adjusted diluted earnings per share before income taxes(b)	$1.23	$1.58	$2.54	$3.08

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended June 30,
	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$520,530	$475,113
Amortization of debt discounts and issuance costs	53,734	53,363
Recovery of Russian fleet	(67,022)	(30,877)
Stock-based compensation expense	37,116	26,179
Income tax expense	130,175	123,419
Adjusted net income before income taxes	$674,533	$647,197

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$6,002,653	$5,589,634
Common shareholders' equity as of end of the period	$6,457,246	$6,002,653
Average common shareholders' equity	$6,229,950	$5,796,144

Adjusted pre-tax return on common equity(c)	10.8%	11.2%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2024	2023
	(unaudited)
Operating Activities
Net income	$210,812	$261,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	559,242	528,266
Stock-based compensation expense	17,112	14,611
Deferred taxes	50,575	59,114
Amortization of prepaid lease costs	50,579	36,064
Amortization of discounts and debt issuance costs	26,401	26,719
Gain on aircraft sales, trading and other activity	(97,978)	(86,838)
Changes in operating assets and liabilities:
Other assets	(25,377)	7,028
Accrued interest and other payables	8,555	38,986
Rentals received in advance	(14,778)	(4,172)
Net cash provided by operating activities	785,143	880,899
Investing Activities
Acquisition of flight equipment under operating lease	(1,466,104)	(2,416,609)
Payments for deposits on flight equipment purchases	(179,213)	(134,825)
Proceeds from aircraft sales, trading and other activity	430,476	1,261,476
Acquisition of aircraft furnishings, equipment and other assets	(191,952)	(125,541)
Net cash used in investing activities	(1,406,793)	(1,415,499)
Financing Activities
Cash dividends paid on Class A common stock	(46,703)	(44,382)
Cash dividends paid on preferred stock	(22,933)	(20,850)
Tax withholdings on stock-based compensation	(9,384)	(3,354)
Net change in unsecured revolving facility	(1,010,000)	(20,000)
Proceeds from debt financings	3,024,408	1,538,087
Payments in reduction of debt financings	(1,503,849)	(1,287,880)
Debt issuance costs	(7,534)	(9,149)
Security deposits and maintenance reserve receipts	198,377	188,471
Security deposits and maintenance reserve disbursements	(9,568)	(5,925)
Net cash provided by financing activities	612,814	335,018
Net decrease in cash	(8,836)	(199,582)
Cash, cash equivalents and restricted cash at beginning of period	464,492	780,017
Cash, cash equivalents and restricted cash at end of period	$455,656	$580,435
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $21,709 and $21,336 at June 30, 2024 and 2023, respectively	$390,120	$325,365
Cash paid for income taxes	$21,313	$5,573
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$351,720	$552,058
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$744,559	$1,339,087
Flight equipment subject to operating leases reclassified to investment in sales-type lease	$33,629	$—
Cash dividends declared on Class A common stock, not yet paid	$23,389	$22,205